
Scalar

Prepared for: Exactus, Inc. Board of Directors

May 1, 2019

DISCLAIMER

The information contained in this presentation (the "Presentation") is being provided by Scalar, LLC. ("Scalar") to the Board of Directors of Exactus, Inc. ("Exactus") pursuant to an engagement letter dated March 4, 2019 between Scalar and Exactus. The information that follows in the Presentation was, and any associated opinion will be, compiled and/or provided on a confidential basis for the sole reliance by Exactus and may not be distributed to any other party, publicly disclosed or relied upon for any other purpose without the prior written consent of Scalar. This material was prepared by Scalar for use in the context of an oral presentation to Exactus by Scalar. Scalar takes no responsibility for the accuracy or completeness of the Presentation if used by persons other than Exactus. The information in the Presentation generally was obtained from Exactus and public sources and Scalar did not attempt to independently verify such information. Any historical information, estimates, forecasts or projections contained herein have been prepared by Exactus and involve numerous and subjective determinations, which may or may not prove to be correct. No representation, or warranty, expressed or implied, is made as to the accuracy or completeness of such information, and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. No selected company or selected transaction used in Scalar's analysis is directly comparable to Exactus.



CONTENTS



TABLE OF CONTENTS


EXECUTIVE SUMMARY



ENGAGEMENT OVERVIEW

- The Board of Directors of Exactus, Inc. (OTC:EXDI) (herein referred to as "Exactus," "EXDI," or the "Company") retained Scalar, LLC (herein referred to as "Scalar," "we", "our", or "us") as an independent, qualified financial advisor to provide an opinion ("Opinion") as to the fairness, from a financial point of view, to the Company of the Transaction Consideration (as herein defined) as of March 4th, 2019 in connection with the proposed transactions between the Company and Ceed2Med, LLC ("C2M" or "Ceed2Med"), between the Company and Exactus One World, LLC ("EOW"), and among the Company and Shea Thomas McInvale & Adam Popejoy (the "Members") (together, the "Transaction").

- Scalar has been informed that Exactus and C2M plan to enter into a Management and Services Agreement effective March 1st, 2019 (the "Rights Purchase Agreement"). Based on the information provided by the Company, we understand that the structure of the Rights Purchase Agreement involves the assignment to Exactus of C2M's right to purchase a fifty and one tenth percent (50.1%) membership interest in EOW in exchange for shares of EXDI convertible preferred stock with a face value of $10.0 million and a conversion price of $4.00, for an estimated total consideration of $2.6 million (the "Rights Purchase Consideration").

- Scalar has been informed that Exactus and EOW entered into a Subscription Agreement dated March 1st, 2019 (the "Subscription Agreement", and together with the Rights Purchase Agreement and the Subscription Agreement, the "Transaction Documents"). Based on the information provided by the Company, we understand that the structure of the Subscription Agreement involves the assignment to Exactus of a thirty percent (30%) membership interest in EOW in exchange for an estimated cash consideration of $2.7 million (the "Subscription Consideration").



ENGAGEMENT OVERVIEW

- Scalar has been informed that Exactus and the Members entered into a Purchase Agreement dated March 4th, 2019 (the "Secondary Purchase Agreement"). Based on the information provided by the Company, we understand that the structure of the Secondary Purchase Agreement involves the assignment to Exactus of the Members' combined twenty and one tenth percent (20.1%) membership interest in EOW in exchange for a $1.3 million cash consideration and 7,500,000 shares of EXDI Common Stock, $450,000 of EXDI Restricted Common Stock Units, and 500,000 Common Stock Options, for an estimated total consideration of $3.0 million (the "Secondary Purchase Consideration").

- The Company, as party to each of the prior transactions, incurs a Rights Purchase Consideration of $2.6 million, a Subscription Consideration of $2.7 million, and a Secondary Purchase Consideration of an estimated $3.0 million, for a total Transaction Consideration of $8.3 million in cash and stock (the "Transaction Consideration").



DILIGENCE

Scalar performed the following procedures, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we:

- Discussed the rationale, timeline, and process leading up to the execution of the Secondary Purchase Agreement and Subscription Agreement as well as the operations, financial conditions, future prospects, and projected operations, and performance of EOW with the following individuals:
  - Philip J. Young, Chief Executive Officer of Exactus;
  - Emiliano Aloi, President of Exactus and co-Founder of C2M
  - Andrew Johnson, Chief Strategy Officer of Exactus
- Reviewed the draft Rights Purchase Agreement;
- Reviewed the draft Subscription Agreement;
- Reviewed the draft EOW Amended and Restated Company Agreement;
- Reviewed the signed Subscription Agreement;
- Reviewed the signed Secondary Purchase Agreement;
- Reviewed the signed EOW Amended and Restated Company Agreement;
- Reviewed EOW's projected financial statements (the "Forecast") prepared and provided by Exactus Management related to the estimated future cash flows of EOW (including Exactus Management's views of the risks and uncertainties in achieving such projections);
- Reviewed certain assumptions in the Forecast for reasonableness;
- Analyzed relevant, publicly available information related to the industrial hemp production and CBD industry in general; and
- Performed other analyses, reviewed other information, and considered other factors we deemed appropriate for providing the Opinion.



BACKGROUND



HEMP & CBD INDUSTRY

- Industrial hemp is a type of cannabis plant containing less than 0.3% THC (tetrahydrocannabinol), which is the psychoactive component of the cannabis plant. Industrial hemp is cultivated for the plant's seed, fiber, and extracts derived from the plant's flowers.
- One potential risk of growing hemp in the United States is that the entire crop must be destroyed if it tests at a THC percentage greater than 0.3%.
- Internationally, China, Canada, and the European Union are considered developed markets and it is estimated that there was $3.7 billion in retail sales across the world in 2018. It is estimated that there was $1.1 billion in retail sales in the United States.
- The hemp CBD (cannabinidol) market is expected to drive global growth, with the United States leading this market. Montana, Colorado, and Oregon had the most hemp acreage in 2018. In 2018, it is estimated that 75% of all hemp acreage was for the production of CBD.
- After 40 years of prohibition, the Agricultural Improvement Act of 2018, known colloquially as the 2018 Farm Bill, legalized hemp on the federal level. Hemp production will be regulated by the United States Department of Agriculture (USDA). Hemp has been removed from the scope of the Controlled Substances Act (CSA) and the eyes of the Drug Enforcement Administration (DEA).
    - Expected to decrease costs on business as inputs become easier to source and outputs become easier to sell at a national level. Regulation of the crop has been conferred at the state level.
    - Expected to commodify hemp as it becomes easier to transport the crop across state lines, however, potential Food and Drug Administration (FDA) oversight could lessen the effect.
    - Expected to improve access to capital as financial institutions become more willing to lend and invest in the crop's production and manufacture into finished goods.

Source: The Global State of Hemp, 2019 Industry Outlook, copyright New Frontier Data

COMPANY OVERVIEW

- Exactus One World – Owns a 200 acre leasehold interest in Oregon comprising approximately 100 acres in the Rogue Valley and approximately 100 acres in the Illinois Valley. EOW is planting an exclusive genetic variant of hemp crop that is expected to yield fifteen to eighteen percent (15-18%) CBD content per pound of biomass. This genetic variant of hemp crop has had at least two years of successful production. Exactus One World, LLC was previously known as Burros and Pirates, LLC.
- Ceed2Med – C2M is a hemp and hemp-derivative supply sourcing, production, distribution and development company that secures production of Industrial Hemp biomass and raw ingredients and invests in developing supply chain partners and distribution channels worldwide. C2M Acquired a 51% stake in Exactus on January 8, 2019 in exchange for 67 million shares of Exactus on fully-diluted basis. C2M has been working in developing production systems for the processing and extraction of cannabinoids since 2014.
- Exactus – Issued 67 million shares to C2M on January 8, 2019, giving C2M 51% ownership of Exactus on a fully-diluted basis. As part of the transaction, Emiliano Aloi of C2M was appointed President of Exactus. The company also develops point of care diagnostics.

Ceed2med

EXACTUS

Source: Exactus Management; Exactus, Inc. 2018 Form 10-K filed March 29th, 2019; ceed2med.com; exactusinc.com

TRANSACTION OVERVIEW



TRANSACTION OVERVIEW

Consideration

	Buyer	Seller	Percentage Sought	Present Value of Consideration
Rights Purchase Agreement	Exactus, Inc.	Ceed2Med, LLC	-	$2,600,000
Subscription Agreement - 30 Percentage Units	Exactus, Inc.	Exactus One World, LLC	30.0%	$2,681,000
Purchase Agreement - 20.1 Percentage Units	Exactus, Inc.	Shea Thomas McInvale & Adam Popejoy	20.1%	$3,019,000
Purchase Consideration			**50.1%**	**$8,300,000**

Company Valuation	
Present Value of Consideration	$8,300,000
Percentage Sought	50.1%
EOW Valuation Implied by Purchase Consideration	**$16,570,000**

TRANSACTION OVERVIEW

Rights Purchase Agreement

Date	Amount	Discount Factor	Present Value
03/01/2019[1]	$2,600,000[2]	1.00	$2,600,000
Total	**$2,600,000**		**$2,600,000**

1. Payment of EXDI Convertible Preferred Stock with a face value of $10 million, convertible into common shares at a price of $4.00 with an effective date of March 1, 2019.
2. 2.5 million shares of EXDI common stock, valued at EXDI's traded closing price on the effective date of March 1, 2019.
3. EXDI effected a 1-for-8 reverse stock split on March 11, 2019. The preferred stock component of the consideration is represented on a post-split basis in accordance with the Management and Operations Agreement, and as such, the stock component of the transaction is not subject to the aforementioned 1-for-8 reverse stock split.

Source: Management and Operations Agreement v3 redline.docx, provided to Scalar April 29, 2019; Phone call with Phil Young, April 30, 2019

TRANSACTION OVERVIEW

Subscription Agreement - 30 Percentage Units			
Date	Amount	Discount Factor[2]	Present Value
02/27/2019[1]	$400,000	1.00	$400,000
03/01/2019	$100,000	1.00	$100,000
04/01/2019	$500,000	1.00	$499,000
05/01/2019	$500,000	1.00	$498,000
08/01/2019	$300,000	0.99	$297,000
09/01/2019	$450,000	0.99	$444,000
10/01/2019	$450,000	0.99	$443,000
Total	**$2,700,000**		**$2,681,000**

1. Paid prior to Subscription Agreement signature date.
2. The 2.540% discount rate applied is interpolated from US Treasury Bills and Treasury Notes.

Source: Subscription Agreement.pdf, provided to Scalar March 6, 2019

TRANSACTION OVERVIEW

Purchase Agreement - 20.1 Percentage Units

Date	Amount	Discount Factor[5]	Present Value
03/04/2019[1]	$300,000	1.00	$300,000
03/04/2019[2]	$1,050,000	1.00	$1,050,000
04/15/2019[3]	$30,000	1.00	$30,000
04/20/2019	$700,000	1.00	$698,000
06/10/2019[4]	$450,000	0.99	$447,000
09/01/2019	$500,000	0.99	$494,000
Total	**$3,030,000**		**$3,019,000**

1. Initial Date.
2. 7,500,000 Restricted Common Stock Shares of Exactus, Inc., valued at EXDI's traded closing price on payment date. Actual terms were not provided by Exactus.
3. 500,000 Common Stock Options. Valued using Black Scholes approach, assuming at-the-money options with a 5.0 year maturity and 50% volatility. Actual terms were not provided by Exactus.
4. $450,000 of Restricted Common Stock Shares of Exactus, Inc. Quantity determined by prior 20 days' VWAP.
5. The 2.539% discount rate applied is interpolated from US Treasury Bills and Treasury Notes.
6. EXDI effected a 1-for-8 reverse stock split on March 11, 2019. The stock component of the consideration, including the 7,500,000 Restricted Common Stock Shares and 500,000 Common Stock Options, are represented on a pre-split basis in accordance with the Secondary Purchase Agreement, however, the stock component of the transaction is subject to the aforementioned 1-for-8 reverse stock split.

Source: Membership Purchase Agreement.pdf, provided to Scalar March 6, 2019


VALUATION ANALYSIS



VALUATION ANALYSIS

Fair Market Value of Exactus One World, LLC as of March 04, 2019	**Enterprise Value Range**		
In actual dollars	**25th Percentile**	**Median**	**75th Percentile**
Discounted Cash Flow Valuation - Revenue Multiple Terminal Value (Income)	$74,080,000	$85,350,000	$100,140,000
Discounted Cash Flow Valuation - H-Model Terminal Value (Income)	$59,210,000	$67,400,000	$77,770,000
Discounted Cash Flow Valuation - Perpetuity Growth Terminal Value (Income)	$54,630,000	$62,160,000	$71,710,000

The above table represents various enterprise values for EOW based on different valuation approaches and different assumptions. There are three versions of the discounted cash flow approach which utilize different terminal values. Each terminal value approach is described in detail later.

For each discounted cash flow approach, a sensitivity analysis was performed and the end result is known as the range of values.

Within each range, the enterprise values are analyzed to understand the distribution of the enterprise values within the range.

- The 25th percentile represents the enterprise value at which 25% of all enterprise values fall below for the respective valuation approach.
- The median represents the enterprise value at which 50% of all enterprise values fall below for the respective valuation approach.
- The 75th percentile represents the enterprise value at which 75% of all enterprise values fall below for the respective valuation approach.

The assumptions tested for each of the three discounted cash flows vary.

- The applied revenue multiple was tested in the revenue multiple terminal value approach, with an average revenue multiple of 3.5x.
- The high growth rate was tested in the H-Model terminal value approach, with an average high growth rate of 24.9%.
- The long-term growth rate was tested in the perpetuity growth terminal value approach, with an average long-term growth rate of 3.0%.

The weighted average cost of capital (WACC) was tested in every terminal value approach, with an average WACC of 74.1%.



VALUATION ANALYSIS

Fair Market Value of Exactus One World, LLC as of March 04, 2019	Enterprise Value Range		
In actual dollars	25th Percentile	Median	75th Percentile
Discounted Cash Flow Valuation - Revenue Multiple Terminal Value (Income)	$74,080,000	$85,350,000	$100,140,000
Discounted Cash Flow Valuation - H-Model Terminal Value (Income)	$59,210,000	$67,400,000	$77,770,000
Discounted Cash Flow Valuation - Perpetuity Growth Terminal Value (Income)	$54,630,000	$62,160,000	$71,710,000


DCF Valuation - Revenue Multiple Terminal Value (Income)
EOW Valuation Implied by Purchase Consideration $16,570,000
DCF Valuation - H-Model Terminal Value (Income)
DCF Valuation - Perpetuity Growth Terminal Value (Income)
$0
$20,000,000
$40,000,000
$60,000,000
$80,000,000
$100,000,000
$120,000,000
$140,000,000
$160,000,000
USD



VALUATION ANALYSIS

Income Statement

In USD $000's

	Projections ending Dec 31,					As of Mar 11, 2019	
	2019	2020	2021	2022	2023	LTM	NTM
	[1]	[1]	[1]	[1]	[1]		
Total Revenue	$32,557	$65,113	$95,288	$111,169	$142,931	-	$38,800
Total Cost of Sales	$3,540	$7,081	$10,362	$12,089	$15,543	-	$4,219
Gross Profit	$29,016	$58,032	$84,926	$99,080	$127,388	-	$34,581
Operating Expenses	$100	$100	$100	$100	$100	-	$100
EBITDA	**$28,916**	**$57,932**	**$84,826**	**$98,980**	**$127,288**	**-**	**$34,481**
Depreciation Expense	$50	$100	$100	$100	$100	-	$60
Amortization Expense	-	-	-	-	-	-	-
EBIT	$28,866	$57,832	$84,726	$98,880	$127,188	-	$34,421
Interest Expense / (Income)	-	-	-	-	-	-	-
Other Expense / (Income)	$250	$300	$300	$300	$300	-	$260
Pretax Income	$28,616	$57,532	$84,426	$98,580	$126,888	-	$34,162
Income Taxes / (Benefit)	$7,154	$14,383	$21,106	$24,645	$31,722	-	$8,540
Net Income	**$21,462**	**$43,149**	**$63,319**	**$73,935**	**$95,166**	**-**	**$25,621**

Performance Metrics

Performance Metrics	2019	2020	2021	2022	2023	LTM	NTM
Revenue Growth Rate	N/A	100.0%	46.3%	16.7%	28.6%	N/A	N/A
COGS Expense (% of sales)	10.9%	10.9%	10.9%	10.9%	10.9%	N/A	10.9%
Gross Margin	89.1%	89.1%	89.1%	89.1%	89.1%	N/A	89.1%
Operating Expenses (% of sales)	0.3%	0.2%	0.1%	0.1%	0.1%	N/A	0.3%
EBITDA Margin	**88.8%**	**89.0%**	**89.0%**	**89.0%**	**89.1%**	**N/A**	**88.9%**

Source Documents:
[1] - *Unit Economics & Income Statement Forecast (2) copy.xlsx - Scalar Revision*

Notes:

Exactus management provided the Forecast to Scalar. Exactus management also stated that the genetic variant of hemp is expected to yield 15% - 18% CBD per pound, which will be sold at an expected price of $3.50 per percentage of CBD per pound of biomass.

The forecast provided to Scalar indicated a percentage yield greater than the 15% -18% range indicated or an expected price of $4.85 per percentage of CBD per pound of biomass, so to be consistent with Management's statement and assumptions described above Scalar revised the revenue forecast and (A) assumed a 16.5% CBD yield and (B) assumed a constant expected price of $3.50 per percentage of CBD per pound of biomass.

Scalar assumed a COGS per pound of biomass of $6.28, which is in line with the Forecast and discussions with Exactus management.

Other inputs not mentioned have been assumed to be the same as the Forecast.



VALUATION ANALYSIS

Data Source	Hemp Biomass ($ per lb per % of CBD)		
	Low	Median	High
PanXchange	$2.50	$3.55	$4.60
Kush Marketplace - 2017	$3.50	$3.88	$4.25
Kush Marketplace - 2018	$4.00	$4.50	$5.00
Kush Marketplace - 2019 (Forecast)	$5.50	$5.88	$6.25
New Frontier Data - Futures Contracts, 2017 and 2018	$2.50	$3.00	$3.50
New Frontier Data - Spot Pricing, 2017 and 2018	$3.00	$4.00	$5.00
New Frontier Data - High CBD % Spot Pricing, 2017 and 2018	$3.50	$4.25	$5.00
Median	$3.50	$4.00	$5.00
Mean	$3.38	$4.07	$4.74

Source: PanXchange, February 2019 Hemp Report; Kush Marketplace, Hemp Biomass Pricing Trends Based on 2018 Harvest; Kush Marketplace, CBD Spot Prices – February 2019; The Global State of Hemp, 2019 Industry Outlook, copyright New Frontier Data

VALUATION ANALYSIS



Hemp Biomass ($ per lb per % of CBD)
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
PanXchange
Kush Marketplace - 2017
Kush Marketplace - 2018
Kush Marketplace - 2019 (Forecast)
New Frontier Data - Futures Contracts, 2017 and 2018
New Frontier Data - Spot Pricing, 2017 and 2018
New Frontier Data - High CBD % Spot Pricing, 2017 and 2018
Stated Transfer Price (Scalar Revision Price)
Forecast Transfer Price



VALUATION ANALYSIS

Balance Sheet In USD $000's	2019	2020	2021	2022	2023	As of Mar 11, 2019 [1]
		Projections ending Dec 31,				
Cash and equivalents	$13,469	$49,175	$105,603	$175,958	$263,865	$2,700
Accounts Receivable	$2,676	$5,352	$7,832	$9,137	$11,748	-
Inventory	$291	$582	$852	$994	$1,278	-
Other Current Assets	$6,511	$13,023	$19,058	$22,234	$28,586	-
Total Current Assets	$22,947	$68,132	$133,344	$208,323	$305,477	$2,700
Property, Plant, and Equipment	$450	$350	$250	$150	$50	-
Goodwill	-	-	-	-	-	-
Intangibles	-	-	-	-	-	-
Other Assets	-	-	-	-	-	-
Total Long-Term Assets	$450	$350	$250	$150	$50	-
Total Assets	**$23,397**	**$68,482**	**$133,594**	**$208,473**	**$305,527**	**$2,700**

Balance Sheet Liabilities & Equity	2019	2020	2021	2022	2023	As of Mar 11, 2019 [1]
		Projections ending Dec 31,				
Accounts Payable	$873	$1,746	$2,555	$2,981	$3,833	-
Accrued Liabilities	$531	$1,062	$1,554	$1,813	$2,331	-
Short-Term Debt	-	-	-	-	-	-
Deferred Revenue	-	-	-	-	-	-
Other Current Liabilities	$531	$1,062	$1,554	$1,813	$2,331	-
Total Current Liabilities	$1,935	$3,870	$5,664	$6,608	$8,495	-
Long-Term Debt	-	-	-	-	-	-
Other Long-Term Liabilities	-	-	-	-	-	-
Total Long-Term Liabilities	-	-	-	-	-	-
Total Liabilities	**$1,935**	**$3,870**	**$5,664**	**$6,608**	**$8,495**	**-**
Total Equity	$21,462	$64,611	$127,931	$201,865	$297,032	$2,700
Total Liabilities and Equity	**$23,397**	**$68,482**	**$133,594**	**$208,473**	**$305,527**	**$2,700**

Source Documents
[1] - Philip J. Young Email - April 16th, 2019 - Scalar Revision

Notes:

Exactus management did not provide a balance sheet as of the Valuation Date. Exactus management did not provide any historical or projected balance sheets.

In response to an email from Scalar dated April 15th, 2019 asking if there were any assets or liabilities present on the EOW balance sheet, Philip J. Young stated on April 16th, 2019 via email to Scalar that there were zero assets or liabilities on the balance sheet.

Scalar adjusted the balance sheet as of the valuation date to account for the $2.7 M in paid in equity capital as stated in the Subscription Agreement. The adjustment was made to the cash account with an offsetting adjustment in the equity account.

Scalar adjusted certain working capital balance sheet line items to be within the range of the working capital benchmarks as measured by the guideline public companies.

Scalar calculated Property, Plant, and Equipment from the Depreciation provided by Exactus, assuming a 5-year useful life.



VALUATION ANALYSIS

Discounted Cash Flow *In USD $000's*	2018	2019	Projections ending Dec 31, 2020	2021	2022	2023
Total Revenues	-	**$32,557**	**$65,113**	**$95,288**	**$111,169**	**$142,931**
Revenue Growth Rate		*N/A*	*100.0%*	*46.3%*	*16.7%*	*28.6%*
EBITDA		**$28,916**	**$57,932**	**$84,826**	**$98,980**	**$127,288**
EBIT		**$28,866**	**$57,832**	**$84,726**	**$98,880**	**$127,188**
Tax Calculation						
Taxable Income		$28,866	$57,832	$84,726	$98,880	$127,188
NOL Balance Applied		-	-	-	-	-
NOL Balance		-	-	-	-	-
Less: Cash Taxes		($7,217)	($14,458)	($21,181)	($24,720)	($31,797)
Plus: Depreciation & Amortization		$50	$100	$100	$100	$100
Less: Capex & Additions to Intangibles		($500)	-	-	-	-
(Increase) / Decrease in Net Working Capital		($7,543)	($7,543)	($6,991)	($3,680)	($7,359)
Unlevered Free Cash Flows		**$13,657**	**$35,931**	**$56,653**	**$70,580**	**$88,132**
FCF Growth Rate			*163.1%*	*57.7%*	*24.6%*	*24.9%*
Cash Flows Remaining through EOY		$11,299	$35,931	$56,653	$70,580	$88,132
Discount Periods (modified convention)		0.62	1.62	2.62	3.62	4.62
Discount Factor - Based on WACC of 74.1%		0.71	0.41	0.23	0.13	0.08
Present Value of Unlevered Free Cash Flows		$8,028	$14,661	$13,277	$9,500	$6,813



VALUATION ANALYSIS

Weighted Average Cost of Capital (WACC)				
Cost of Equity	-	Ke	- Based on Plummer, Scherlis, and Sahlman Studies -	75.0%
Cost of Debt	-	Kd	- Company-Specific Cost of Debt -	20.0%
Equity / Total Cap	-	E / V	- Equity/MVIC According to DCF -	98.5%
WACC		[Ke * (E / V) + Kd * (1 - TaxRate) * (1 - E / V)]		**74.1%**

WACC Supporting Data

	Required Return for Venture-Backed Companies		
Development Stage	Plummer	Scherlis, et al.	Sahlman et al.
Start-up	50 - 70%	50 - 70%	50 - 100%
First stage or "early development"	40 - 60%	40 - 60%	40 - 60%
Second stage or "expansion"	35 - 50%	30 - 50%	30 - 40%
Bridge/IPO	25 - 35%	20 - 35%	20 - 30%

Notes:

EOW is undertaking its first year of industrial hemp cultivation, with EXDI owning a 50.1% stake in EOW. Previously, EXDI developed point of care diagnostics. EXDI has reported annual losses for calendar years 2015 thru 2018, and has not generated revenue during that period. This is a significant business event. Accordingly, a cost of equity from the "Start-up" stage of the required return for venture-backed companies has been selected. This cost of equity has been tested in the creation of the potential range of values based on individual terminal value approaches.

As the balance sheet provided as of the Valuation Date had to be adjusted by Scalar, the Equity to Total Capitalization ratio was adjusted as well. The median Equity to Total Capitalization ratio of the selected publicly traded peers has been assumed.

Since the capital structure has been assumed, an appropriate cost of debt needs to be applied to the debt component. Scalar applied a cost of debt consistent with the range provided by the selected publicly traded peers.



VALUATION ANALYSIS

Terminal Value: Exit Multiple	
2023 Revenue	$142,931
25th Percentile Multiple - Public Comps	3.5x
Estimated Exit Value	$493,113
Discount Rate	74.1%
PV of Terminal Value	**$33,859**

DCF Summary	
Weighted Average Cost of Capital	74.1%
Summed Present Values of Discrete Period Cash Flows	**$52,278**
Present Value of Terminal Value - Revenue Multiple	$33,859
Enterprise Value	**$86,137**
Plus: Cash	$2,700
Market Value of Invested Capital (Rounded)	**$88,800**

Notes:

The Revenue Exit Multiple terminal value method assumes the company will exit at the end of the discrete period. It applies the 25th percentile revenue multiple from the guideline public companies to EOW's projected revenue for the last year of the discrete period. The result of the calculation is the terminal value. The terminal value is then discounted to the present value as of the valuation date using the discount rate (WACC).

The 25th percentile of the next twelve months revenue multiples was applied to account for an expected industry-wide slowdown in top-line growth as the industry matures and evolves after several harvest seasons.



VALUATION ANALYSIS

Terminal Value: H-Model		
Terminal Year Cash Flows	FCFn	$88,132
WACC		74.1%
Years of High Growth		5.0
Half-Life	H	2.5
Long-Term Growth Rate	gL	3.0%
High Growth Rate	gS	24.9%
2023 H-Model Value	[FCFn*(1+gL)+FCFn*H(gS-gL)] / (k-gL)	$195,398
x 2023 Discount Factor		0.08
PV of Terminal Value		**$15,105**

DCF Summary	
Weighted Average Cost of Capital	74.1%
Summed Present Values of Discrete Period Cash Flows	**$52,278**
Present Value of Terminal Value - H-Model	$15,105
Enterprise Value	**$67,383**
Plus: Cash	$2,700
Market Value of Invested Capital (Rounded)	**$70,100**

Notes:

The H-Model method is a modified perpetuity growth calculation. The method assumes a high-growth period during which the growth rate for the free cash flows (FCF) will gradually decrease to the assumed long-term growth rate. It uses the FCF growth rate of the last year in the discrete period. A terminal value is calculated based on the high-growth period, the last year FCF growth rate, and the long-term growth rate. The terminal value is then discounted to the present value as of the valuation date using the discount rate (WACC).

The half-life assumes that EOW will have 5 years of high growth after the forecast period.

The long-term growth rate is in line with the expected long-term growth rate of United States GDP.



VALUATION ANALYSIS

Terminal Value: Perpetuity Growth Method		
Terminal Year Cash Flows	FCFn	$88,132
WACC		74.1%
Perpetual Growth Rate	g	3.0%
2023 Perpetuity Value	FCFn*(1+g)/(k-g)	$127,646
x 2023 Discount Factor		0.08
PV of Terminal Value		**$9,867**

DCF Summary	
Weighted Average Cost of Capital	74.1%
Summed Present Values of Discrete Period Cash Flows	**$52,278**
Present Value of Terminal Value - Perpetuity Growth	$9,867
Enterprise Value	**$62,146**
Plus: Cash	$2,700
Market Value of Invested Capital (Rounded)	**$64,800**

Notes:

The perpetuity growth method assumes a long-term growth rate that will be used to capture the value of the company into perpetuity. The rate is applied to the last free cash flow (FCF) in the discrete period to calculate the next years FCF. The method then uses the previously calculated FCF to calculate the value of that FCF increasing at the growth rate in perpetuity. The result of the calculation is the terminal value. The terminal value is then discounted to the present value as of the valuation date using the discount rate (WACC).

The perpetual growth rate is in line with the expected long-term growth rate of United States GDP.



VALUATION ANALYSIS

Guideline Public Companies *In US $000,000's*	Ticker Symbol	Stock Price	Market Value	Enterprise Value	LTM Revenue	LTM EBITDA	NTM Revenue	NTM EBITDA
Market Data as of:	**03/04/19**							
Canopy Growth Corporation	TSX:WEED	$46.81	$16,057.3	$13,096.2	$113.7	($304.3)	$495.9	($43.3)
Tilray, Inc.	NasdaqGS:TLRY	$77.25	$7,403.0	$7,302.3	$32.7	($35.3)	$104.6	($14.7)
Aurora Cannabis Inc.	TSX:ACB	$7.20	$7,189.0	$7,331.8	$87.3	($134.4)	$355.5	($13.6)
Curaleaf Holdings, Inc.	CNSX:CURA	$7.51	$3,437.0	$3,458.6	$51.4	($9.9)	$211.2	$9.2
Harvest Health & Recreation Inc.	CNSX:HARV	$6.75	$1,897.3	$1,932.3	$37.2	$8.5	$184.4	$46.9
Trulieve Cannabis Corp.	CNSX:TRUL	$12.26	$1,350.2	$1,329.2	$80.1	$57.7	$188.1	$82.8
MariMed Inc.	OTCPK:MRMD	$3.87	$825.5	$831.6	$10.0	($12.9)	N/A	N/A
iAnthus Capital Holdings, Inc.	CNSX:IAN	$5.40	$810.7	$825.0	$3.1	($18.9)	$107.2	$5.6
TerrAscend Corp.	CNSX:TER	$5.90	$679.4	$663.5	$1.4	($12.6)	N/A	N/A
Green Growth Brands Inc.	CNSX:GGB	$3.60	$672.5	$647.5	$0.0	$0.0	N/A	N/A
PharmaCielo Ltd.	TSXV:PCLO	$6.63	$631.4	$628.2	$0.0	($12.1)	$2.3	($12.8)
Zenabis Global Inc.	TSXV:ZENA	$2.58	$491.0	$505.3	$2.8	($6.8)	N/A	N/A
MedMen Enterprises Inc.	CNSX:MMEN	$2.96	$452.8	$490.4	$86.3	($194.7)	$322.1	($47.1)
Westleaf Inc.	TSXV:WL	$2.75	$389.4	$384.0	$0.0	$0.0	N/A	N/A
The Flowr Corporation	TSXV:FLWR	$4.18	$362.4	$332.6	$0.0	($8.6)	$13.7	($1.7)
Flower One Holdings Inc.	CNSX:FONE	$1.95	$344.6	$338.3	$0.0	$0.0	$73.4	$22.2
MJardin Group, Inc.	CNSX:MJAR	$3.21	$297.4	$315.8	$19.8	$1.4	$87.6	$39.5
Alcanna Health Inc.	TSX:ALEF	$1.71	$271.2	$254.0	$2.3	($5.1)	$16.8	$0.3
Cannex Capital Holdings Inc.	CNSX:CNNX	$1.31	$239.8	$235.3	$11.9	($0.3)	$15.1	$9.2
Planet 13 Holdings Inc.	CNSX:PLTH	$1.50	$193.4	$186.0	$16.3	$0.4	$65.6	$14.9
One World Pharma, Inc.	OTCPK:OWPC	$3.70	$147.7	$147.8	$0.0	$0.0	N/A	N/A
ICC International Cannabis Corp.	CNSX:WRLD.U	$0.36	$129.2	$129.7	$0.0	$0.0	N/A	N/A
Chemesis International Inc.	CNSX:CSI	$1.55	$116.9	$118.0	$0.0	$0.0	N/A	N/A
48North Cannabis Corp.	TSXV:NRTH	$0.95	$116.4	$109.1	$2.7	($4.1)	N/A	N/A
Cannara Biotech Inc.	CNSX:LOVE	$0.16	$109.5	$109.6	$0.7	($2.6)	N/A	N/A
Harvest One Cannabis Inc.	TSXV:HVT	$0.56	$101.1	$70.4	$4.4	($6.2)	$29.9	($2.4)

Source: CapitalIQ



VALUATION ANALYSIS

Guideline Public Companies *In US $000,000's (cont'd)*	Ticker Symbol	Stock Price	Market Value	Enterprise Value	LTM Revenue	LTM EBITDA	NTM Revenue	NTM EBITDA
Market Data as of:	**03/04/19**							
1933 Industries Inc.	CNSX:TGIF	$0.41	$98.9	$96.7	$11.3	($3.3)	$24.2	$5.1
Smart Cannabis Corp.	OTCPK:SCNA	$0.02	$97.3	$0.0	$0.1	$0.0	N/A	N/A
Tetra Bio-Pharma Inc.	TSXV:TBP	$0.55	$91.4	$81.5	$0.0	($7.4)	N/A	($1.1)
C21 Investments Inc.	CNSX:CXXI	$1.43	$88.8	$85.0	$0.4	$0.0	N/A	N/A
General Cannabis Corp	OTCPK:CANN	$2.24	$81.1	$87.3	$4.6	($11.3)	N/A	N/A
mCig, Inc.	OTCPK:MCIG	$0.15	$79.6	$80.1	$3.0	($2.6)	N/A	N/A
American Patriot Brands, Inc.	OTCPK:GRLB	$0.70	$78.2	$80.3	$2.6	($5.0)	N/A	N/A
GrowGeneration Corp.	OTCPK:GRWG	$2.58	$73.4	$62.4	$23.6	($3.3)	$41.2	N/A
Terra Tech Corp.	OTCPK:TRTC	$0.78	$72.5	$84.1	$35.4	($22.3)	N/A	N/A
Choom Holdings Inc.	CNSX:CHOO	$0.36	$66.1	$61.7	$0.0	($7.7)	N/A	N/A
EPHS Holdings, Inc.	OTCPK:STRN	$0.90	$64.3	$64.2	$0.0	($0.3)	N/A	N/A
CannaGrow Holdings, Inc	OTCPK:CGRW	$0.59	$60.0	$0.0	$1.7	($1.4)	N/A	N/A
James E. Wagner Cultivation Corporation	TSXV:JWCA	$0.66	$58.1	$51.4	$0.4	($5.0)	$15.1	($2.6)
Biome Grow Inc.	CNSX:BIO	$0.53	$57.9	$55.7	$0.0	$0.0	N/A	N/A
NewBridge Global Ventures, Inc.	OTCPK:NBGV	$0.95	$56.5	$56.0	$0.0	($2.9)	N/A	N/A
MJ Holdings, Inc.	OTCPK:MJNE	$0.75	$53.2	$51.8	$0.0	$0.0	N/A	N/A
Medicine Man Technologies, Inc.	OTCPK:MDCL	$1.91	$52.5	$52.0	$7.3	$5.9	N/A	N/A
Freedom Leaf, Inc.	OTCPK:FRLF	$0.23	$50.2	$54.1	$1.8	($3.7)	N/A	N/A
CannaPharmaRX, Inc	OTCPK:CPMD	$2.05	$46.4	$46.7	$0.0	$0.0	N/A	N/A
GTEC Holdings Ltd.	TSXV:GTEC	$0.45	$46.0	$45.7	$0.0	$0.0	N/A	N/A
GB Sciences, Inc.	OTCPK:GBLX	$0.18	$43.1	$59.5	$3.6	($15.9)	N/A	N/A

Source: CapitalIQ



VALUATION ANALYSIS

Guideline Public Companies Multiples and Performance	Enterprise Value ÷ LTM Revenue		LTM EBITDA		NTM Revenue		NTM EBITDA		Gross Margin		EBITDA Margin	LTM Revenue Growth	NTM Revenue Growth
Market Data as of: 03/04/19													
Canopy Growth Corporation	N/A	1	N/A	1	26.4x	1	N/A	1	21.4%	1	(267.9%)	122.2%	336.3%
Tilray, Inc.	N/A	1	N/A	1	69.8x	1	N/A	1	43.1%	1	(107.8%)	0.0%	219.8%
Aurora Cannabis Inc.	84.0x	1	N/A	1	20.6x	1	N/A	1	57.4%	1	(153.9%)	283.4%	307.3%
Curaleaf Holdings, Inc.	67.3x	1	N/A	1	16.4x	1	N/A	1	66.4%	1	(19.3%)	0.0%	311.1%
Harvest Health & Recreation Inc.	51.9x	1	N/A	1	10.5x	1	41.2x	1	63.9%	1	22.7%	0.0%	395.5%
Trulieve Cannabis Corp.	16.6x	1	23.0x	1	7.1x	1	16.1x	1	98.7%	1	72.0%	0.0%	134.8%
MariMed Inc.	83.2x	1	N/A	1	N/A	1	N/A	1	58.6%	1	(129.3%)	68.9%	N/A
iAnthus Capital Holdings, Inc.	N/A	1	N/A	1	7.7x	1	N/A	1	12.1%	1	N/A	85.1%	3,345.5%
TerrAscend Corp.	N/A	1	N/A	1	N/A	1	N/A	1	(64.9%)	0	N/A	0.0%	N/A
Green Growth Brands Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
PharmaCielo Ltd.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
Zenabis Global Inc.	N/A	1	N/A	1	N/A	1	N/A	1	88.6%	1	(243.8%)	0.0%	N/A
MedMen Enterprises Inc.	5.7x	1	N/A	1	1.5x	1	N/A	1	44.5%	1	(225.6%)	1,091.2%	273.2%
Westleaf Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
The Flowr Corporation	N/A	1	N/A	1	24.3x	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
Flower One Holdings Inc.	N/A	1	N/A	1	4.6x	1	15.2x	1	0.0%	0	0.0%	0.0%	N/A
MJardin Group, Inc.	16.0x	1	N/A	1	3.6x	1	8.0x	1	27.3%	1	7.3%	0.0%	343.1%
Aleafia Health Inc.	N/A	1	N/A	1	15.1x	1	N/A	1	75.0%	1	(218.6%)	0.0%	628.1%
Cannex Capital Holdings Inc.	19.8x	1	N/A	1	15.6x	1	25.7x	1	72.0%	1	(2.4%)	0.0%	27.1%
Planet 13 Holdings Inc.	11.4x	1	N/A	1	2.8x	1	12.5x	1	51.0%	1	2.5%	0.0%	301.8%
One World Pharma, Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
ICC International Cannabis Corp.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
Chemesis International Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
48North Cannabis Corp.	40.7x	1	N/A	1	N/A	1	N/A	1	112.4%	0	(153.3%)	0.0%	N/A
Cannara Biotech Inc.	N/A	1	N/A	1	N/A	1	N/A	1	36.8%	1	N/A	0.0%	N/A
Harvest One Cannabis Inc.	16.1x	1	N/A	1	2.4x	1	N/A	1	88.9%	1	(186.6%)	2,238.2%	584.5%

Source: CapitalIQ

VALUATION ANALYSIS

Guideline Public Companies

Multiples and Performance (cont'd)

Market Data as of: 03/04/19

	Enterprise Value ÷ LTM Revenue		Enterprise Value ÷ LTM EBITDA		Enterprise Value ÷ NTM Revenue		Enterprise Value ÷ NTM EBITDA		Gross Margin		EBITDA Margin	LTM Revenue Growth	NTM Revenue Growth
1933 Industries Inc.	8.6x	1	N/A	1	4.0x	1	19.0x	1	48.8%	1	(29.5%)	323.6%	115.2%
Smart Cannabis Corp.	N/A	1	N/A	1	N/A	1	N/A	1	52.9%	1	0.0%	0.0%	N/A
Tetra Bio-Pharma Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
C21 Investments Inc.	N/A	1	N/A	1	N/A	1	N/A	1	(42.9%)	0	0.0%	0.0%	N/A
General Cannabis Corp	18.9x	1	N/A	1	N/A	1	N/A	1	(247.0%)	0	(243.8%)	31.1%	N/A
mCig, Inc.	26.3x	1	N/A	1	N/A	1	N/A	1	48.9%	1	(86.7%)	(66.6%)	N/A
American Patriot Brands, Inc.	31.3x	1	N/A	1	N/A	1	N/A	1	15.7%	1	(196.2%)	(29.7%)	N/A
GrowGeneration Corp.	2.6x	1	N/A	1	1.5x	1	N/A	1	22.9%	1	(14.0%)	80.2%	74.9%
Terra Tech Corp.	2.4x	1	N/A	1	N/A	1	N/A	1	18.8%	1	(63.0%)	11.0%	N/A
Choom Holdings Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
EPHS Holdings, Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
CannaGrow Holdings, Inc	N/A	1	N/A	1	N/A	1	N/A	1	(12.1%)	0	(83.4%)	(10.5%)	N/A
James E. Wagner Cultivation Corporation	N/A	1	N/A	1	3.4x	1	N/A	1	57.7%	1	N/A	0.0%	3,286.8%
Biome Grow Inc.	N/A	1	N/A	1	N/A	1	N/A	1	N/A	0	0.0%	0.0%	N/A
NewBridge Global Ventures, Inc.	N/A	1	N/A	1	N/A	1	N/A	1	100.0%	0	N/A	0.0%	N/A
MJ Holdings, Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
Medicine Man Technologies, Inc.	7.1x	1	8.8x	1	N/A	1	N/A	1	75.7%	1	80.5%	206.2%	N/A
Freedom Leaf, Inc.	30.7x	1	N/A	1	N/A	1	N/A	1	40.5%	1	(208.7%)	588.2%	N/A
CannaPharmaRX, Inc.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
GTEC Holdings Ltd.	N/A	1	N/A	1	N/A	1	N/A	1	0.0%	0	0.0%	0.0%	N/A
GB Sciences, Inc.	16.5x	1	N/A	1	N/A	1	N/A	1	60.8%	1	N/A	120.4%	N/A
Median	17.8x		15.9x		7.4x		16.1x		51.9%		0.0%	0.0%	309.2%
Mean	27.9x		15.9x		13.2x		19.7x		51.9%		(59.7%)	109.4%	667.8%
75th Percentile	33.7x		19.5x		16.2x		22.4x		65.8%		0.0%	21.1%	442.8%
25th Percentile	10.7x		12.4x		3.5x		13.9x		37.7%		(129.3%)	0.0%	198.6%

n Statistics

LTM Revenue: 20

LTM EBITDA: 2

NTM Revenue: 18

NTM EBITDA: 7

Gross Margin: 46

Source: CapitalIQ



VALUATION ANALYSIS

Guideline Public Companies
Capital Structure and Beta

Market Data as of: 03/04/19

Company	Debt / Equity	Total Debt / Total Cap	Effective Tax Rate	Cost of Borrowing	Levered Beta	Unlevered Beta
Canopy Growth Corporation	3.6%	3.5%	25.0%	4.3%	3.88	3.77
Tilray, Inc.	0.2%	0.2%	25.0%	N/A	N/A	N/A
Aurora Cannabis Inc.	3.5%	3.4%	25.0%	16.1%	1.84	1.79
Curaleaf Holdings, Inc.	3.4%	3.2%	25.0%	N/A	N/A	N/A
Harvest Health & Recreation Inc.	3.1%	3.0%	25.0%	N/A	N/A	N/A
Trulieve Cannabis Corp.	1.5%	1.5%	25.0%	N/A	N/A	N/A
MariMed Inc.	1.5%	1.5%	0.0%	13.2%	N/A	N/A
iAnthus Capital Holdings, Inc.	3.8%	3.6%	0.0%	87.3%	1.32	1.27
TerrAscend Corp.	0.0%	0.0%	0.0%	N/A	N/A	N/A
Green Growth Brands Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A
PharmaCielo Ltd.	0.0%	0.0%	0.0%	N/A	N/A	N/A
Zenabis Global Inc.	3.1%	3.0%	0.0%	N/A	N/A	N/A
MedMen Enterprises Inc.	22.8%	18.6%	25.0%	35.6%	N/A	N/A
Westleaf Inc.	0.1%	0.1%	0.0%	N/A	N/A	N/A
The Flowr Corporation	0.0%	0.0%	0.0%	N/A	N/A	N/A
Flower One Holdings Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A
MJardin Group, Inc.	11.1%	10.0%	25.0%	N/A	N/A	N/A
Aleafia Health Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A
Cannex Capital Holdings Inc.	3.1%	3.0%	25.0%	N/A	N/A	N/A
Planet 13 Holdings Inc.	0.5%	0.5%	25.0%	N/A	N/A	N/A
One World Pharma, Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A
ICC International Cannabis Corp.	2.2%	2.1%	0.0%	8.0%	3.24	3.17
Chemesis International Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A
48North Cannabis Corp.	1.4%	1.4%	0.0%	N/A	N/A	N/A
Cannara Biotech Inc.	9.1%	8.3%	0.0%	N/A	N/A	N/A
Harvest One Cannabis Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A

Source: CapitalIQ



VALUATION ANALYSIS

Guideline Public Companies Capital Structure and Beta (cont'd)	Debt / Equity	Total Debt / Total Cap	Effective Tax Rate	Cost of Borrowing	Levered Beta	Unlevered Beta
Market Data as of: 03/04/19						
1933 Industries Inc.	9.2%	8.5%	25.0%	10.2%	(1.66)	(1.55)
Smart Cannabis Corp.	0.3%	0.3%	0.0%	N/A	(23.00)	(22.93)
Tetra Bio-Pharma Inc.	0.0%	0.0%	0.0%	N/A	(0.31)	(0.31)
C21 Investments Inc.	3.7%	3.6%	0.0%	N/A	(0.94)	(0.90)
General Cannabis Corp	7.6%	7.1%	0.0%	N/A	(1.64)	(1.52)
mCig, Inc.	1.6%	1.6%	0.0%	0.0%	(0.53)	(0.52)
American Patriot Brands, Inc.	2.7%	2.6%	0.0%	56.9%	0.04	0.04
GrowGeneration Corp.	4.6%	4.4%	0.0%	49.9%	3.48	3.32
Terra Tech Corp.	19.1%	16.0%	25.0%	38.3%	1.80	1.58
Choom Holdings Inc.	12.8%	11.4%	0.0%	5.2%	0.54	0.47
EPHS Holdings, Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A
CannaGrow Holdings, Inc	4.1%	4.0%	0.0%	18.3%	1.11	1.06
James E. Wagner Cultivation Corporation	0.0%	0.0%	0.0%	25.5%	N/A	N/A
Biome Grow Inc.	0.3%	0.3%	0.0%	N/A	N/A	N/A
NewBridge Global Ventures, Inc.	1.3%	1.3%	0.0%	N/A	N/A	N/A
MJ Holdings, Inc.	0.0%	0.0%	0.0%	N/A	N/A	N/A
Medicine Man Technologies, Inc.	0.0%	0.0%	0.0%	N/A	1.32	1.32
Freedom Leaf, Inc.	9.3%	8.5%	0.0%	1.1%	(1.72)	(1.57)
CannaPharmaRX, Inc.	2.0%	2.0%	0.0%	193.8%	1.68	1.65
GTEC Holdings Ltd.	0.0%	0.0%	0.0%	N/A	N/A	N/A
GB Sciences, Inc.	17.9%	15.2%	25.0%	108.6%	0.22	0.19
Median	1.5%	1.5%	0.0%	18.3%	0.54	0.47
Mean	3.6%	3.3%	6.9%	39.5%	(0.49)	(0.51)
75th Percentile	3.7%	3.6%	25.0%	49.9%	1.74	1.61
25th Percentile	0.0%	0.0%	0.0%	8.0%	(0.73)	(0.71)

Source: CapitalIQ



APPENDIX

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Canopy Growth Corporation	Canopy Growth Corporation, together with its subsidiaries, engages in growing, possession, and sale of medical cannabis in Canada. Its products include dried flowers, oils and concentrates, softgel capsules, and hemps. The company offers its products under the Tweed, Black Label, Spectrum Cannabis, DNA Genetics, Leafs By Snoop, Bedrocan Canada, CraftGrow, and Foria brand names. It also offers its products through Tweed Main Street, a single online platform that enables registered patients to purchase medicinal cannabis from various producers across various brands. Canopy Growth Corporation has a clinical research partnership with NEEKA Health Canada to investigate the efficacy of cannabinoids for the treatment of post-concussion neurological diseases in former NHL players. The company was formerly known as Tweed Marijuana Inc. and changed its name to Canopy Growth Corporation in September 2015. Canopy Growth Corporation is headquartered in Smiths Falls, Canada.
Tilray, Inc.	Tilray, Inc. engages in the research, cultivation, processing, and distribution of medical cannabis. The company offers its products to patients, physicians, pharmacies, governments, and hospitals; and for researchers for commercial purposes, and compassionate access and clinical research applications. It operates in Argentina, Australia, Canada, Chile, Croatia, Cyprus, the Czech Republic, Germany, New Zealand, the United Kingdom, the United States, and South Africa. The company was incorporated in 2018 and is headquartered in Nanaimo, Canada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Aurora Cannabis Inc.	Aurora Cannabis Inc. produces and distributes medical cannabis products. It is vertically integrated and horizontally diversified across various segments of the cannabis value chain, from facility engineering and design to cannabis breeding, genetics research, production, derivatives, high value-add product development, home cultivation, wholesale, and retail distribution. The company's products consist of dried cannabis and cannabis oil; CanniMed vegan capsules; and hemp products, as well as sells vaporizers, consumable vaporizer accessories, and herb mills for using herbal cannabis products. It also operates CanvasRX, a network of cannabis counseling and outreach centers; and provides cannabis analytical product testing services. As of February 26, 2019, the company had operations in 24 countries across five continents. Aurora Cannabis Inc. has collaboration agreements with PharmaChoice, Pharmasave, and Shoppers Drug Mart for the distribution, sale, and marketing of medical cannabis products through their respective networks of pharmacies. The company has a strategic agreements with Hempco Food and Fiber Inc.; CTT Pharmaceuticals Inc.; Choom Holdings Inc.; Capcium Inc.; The Green Organic Dutchman Holdings Ltd.; Société des Alcools du Québec; Alcanna; Radient Technologies; Micron Waste; Wagner Dimas; Evio; and Cann Group Limited. Aurora Cannabis Inc. is headquartered in Edmonton, Canada.
Curaleaf Holdings, Inc.	Curaleaf Holdings, Inc. operates as an integrated medical and wellness cannabis operator in the United States. It cultivates, processes, markets, and/or dispenses a range of cannabis products in various operating markets, including flower, pre-rolls and flower pods, dry-herb vaporizer cartridges, concentrates for vaporizing, concentrates for dabbing, tinctures, lozenges, capsules, and edibles. The company also provides non-cannabis services to licensed cannabis operators in the areas of cultivation, extraction and production, and retail operations. As of March 21, 2019, it operated 43 dispensaries, 12 cultivation sites, and 11 processing sites. The company was founded in 2010 and is headquartered in Wakefield, Massachusetts.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Harvest Health & Recreation Inc.	Harvest Health & Recreation Inc. cultivates, manufactures, and retails cannabis in the United States. The company is headquartered in Vancouver, Canada.
Trulieve Cannabis Corp.	Trulieve Cannabis Corp., together with its subsidiaries, operates as a medical marijuana company. The company cultivates and produces products in-house and distributes its products to Trulieve branded stores (dispensaries) in Florida, as well as directly to patients via home delivery. It produces approximately 170 stock keeping units, including smokable flowers, flower pods for vaporizing, concentrates, topicals, capsules, tinctures, and vape cartridges. The company operates 26 stores. Trulieve Cannabis Corp. is headquartered in Quincy, Florida.
MariMed Inc.	MariMed Inc. provides consulting services for the design, development, operation, funding, and optimization of medical cannabis cultivation, production, and dispensary facilities. The company also develops and manages facilities for the cultivation, production, and dispensing of legal cannabis and cannabis-infused products under the Kalm Fusion brand name. In addition, it offers legal, accounting, human resources, and other corporate and administrative services. As of December 31, 2017, it developed and managed six operating cannabis facilities for clients in Delaware, Illinois, Nevada, and Maryland. MariMed Inc. was incorporated in 2011 and is based in Newton, Massachusetts.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

iAnthus Capital Holdings, Inc.	iAnthus Capital Holdings, Inc. owns and operates licensed cannabis cultivation, processing, and dispensary facilities in the United States. As of April 16, 2019, it operated 21 dispensaries in 11 states. The company is based in New York, New York.
TerrAscend Corp.	TerrAscend Corp., a biopharmaceutical and wellness company, engages in the cultivation, development, and sale of medical cannabis in Canada. The company offers its cannabis products under the Knüba Naturals brand. It also provides education and support programs to physicians and patients through health care professionals. The company was incorporated in 2017 and is based in Mississauga, Canada.
Green Growth Brands Inc.	Green Growth Brands Inc., together with its subsidiaries, engages in the cultivation, processing, production, distribution, and retailing of cannabis and cannabis-infused products in the United States. The company offers cannabis, tetrahydro cannabidol, cannabidiol, and cannabis-infused consumer products, as well as technology and consulting services for the cannabis industry. The company was formerly known as Xanthic Biopharma Inc. and changed its name to Green Growth Brands Inc. in January 2019. Green Growth Brands Inc. was founded in 1968 and is headquartered in Toronto, Canada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

PharmaCielo Ltd.	PharmaCielo Ltd., through its subsidiary, PharmaCielo Colombia Holdings S.A.S., cultivates, processes, produces, and supplies medicinal-grade cannabis oil extracts and related products in Colombia and internationally. It provides cannabidiol and tetrahydrocannabinol-focused cannabis oil extracts for channel distributors, including pharmacies, medical clinics, and cosmetic companies. The company was formerly known as Pan American Cannabis Inc. and changed its name to PharmaCielo Ltd. in September 2014. PharmaCielo Ltd. is headquartered in Toronto, Canada.
Zenabis Global Inc.	Zenabis Global Inc. engages in the cultivation and sale of medical and recreational cannabis in Canada and internationally. The company provides its products primarily under the Zenabis and Namaste brands. It owns 3.5 million square feet of available production space in British Columbia, New Brunswick, and Nova Scotia. The company is headquartered in Surrey, Canada.
MedMen Enterprises Inc.	MedMen Enterprises Inc., together with its subsidiaries, operates as a cannabis company in the United States. The company cultivates, produces, and distributes, and retails recreational and medicinal cannabis. As of November 1, 2018, it had licenses for 69 retail stores; and 17 cultivation and production facilities across 12 states. The company is headquartered in Culver City, California.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Westleaf Inc.	Westleaf Inc. engages in the cultivation, extraction, distribution, and sale of cannabis and cannabis related products. The company is headquartered in Calgary, Canada.
The Flowr Corporation	The Flowr Corporation cultivates and produces medicinal cannabis in Canada. The company is based in Lake Country, Canada.
Flower One Holdings Inc.	Flower One Holdings Inc., through its subsidiaries, cultivates and produces cannabis for the recreational and medical cannabis markets in Nevada. It owns and operates a 25,000 square foot cultivation and production facility in North Las Vegas, with 9 grow rooms capable of cultivating a total of 4,500 plants per cycle. The company offers NLV Organics consumer brand of cannabis products; and a range of product derivatives ranging from pre-rolls, oils, concentrates, distillates, edibles, and topicals. In addition, Flower One Holdings Inc. is converting its 455,000 square foot greenhouse and production facility for cultivating, processing, producing, and packaging cannabis dry flower, cannabis oils, concentrates, and infused products. Further, it focuses on the resale and wholesale of cannabis products and provision of contract cultivation, production, and packaging consumer cannabis brands. The company headquartered in Toronto, Canada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

MJardin Group, Inc.	MJardin Group, Inc., through its subsidiaries, operates as a specialized cannabis management company primarily in the United States and Canada. The company offers its partners turnkey cannabis cultivation, processing, and retail solutions, including licensure support, facility design, systems implementation, equipment leasing, and facility ramp-up services, as well as day-to-day personnel management and oversight, and operation services for large scale production facilities. It holds 36 cultivation, processing, and retail facilities under management. The company serves licensed cannabis cultivators, processors, and dispensaries. MJardin Group, Inc. was founded in 2014 and is headquartered in Denver, Colorado.
Aleafia Health Inc.	Aleafia Health Inc. operates as a vertically integrated cannabis company. The company engages in the cultivation and processing, and medical cannabis clinics business operations. As of December 19, 2018, it operated through a network of 22 Canabo Medical cannabis clinics in Canada serving approximately 50,000 patients. The company is based in Concord, Canada.
Cannex Capital Holdings Inc.	Cannex Capital Holdings Inc., through its subsidiaries, leases real estate properties and sells supplies to cannabis cultivators, processors, and dispensaries in the United States and Canada. It is involved in the provision of turn-key real estate with operational infrastructure; cannabis growing-related consulting services; purchasing agent services; and sale of packaging and other non-cannabis product inputs, such as soil, indoor lighting, and packaging. The company is headquartered in Vancouver, Canada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Planet 13 Holdings Inc.	Planet 13 Holdings Inc., a cannabis company, cultivates, produces, and distributes medical and recreational cannabis in Nevada, the United States. It also operates dispensaries that provide recreational cannabis, cannabis extracts, and infused products. In addition, the company sells its products online. It operates under the Medizin and Planet 13 brand names. The company is based in Las Vegas, Nevada.
One World Pharma, Inc.	One World Pharma, Inc. produces and manufactures raw cannabis and hemp plant ingredients for medical and industrial uses. It focuses on cultivating, processing, and supplying cannabis oil, crude oil, distillate, and isolate to customers specification. The company is headquartered in Las Vegas, Nevada.
ICC International Cannabis Corp.	ICC International Cannabis Corp., together with its subsidiary, engages in the cannabis business in Canada and internationally. It holds a license to cultivate, manufacture, supply, hold, import, export, and transport cannabis and derivative products; and engages in procuring and distributing medical cannabis products and cannabis derivatives. ICC International Cannabis Corp. has strategic alliance with GreenTree International Inc. The company was formerly known as Kaneh Bosm BioTechnology Inc. and changed its name to ICC International Cannabis Corp. in September 2018. ICC International Cannabis Corp. was incorporated in 2006 and is headquartered in Vancouver, Canada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Chemesis International Inc.	Chemesis International Inc., together with its subsidiaries, cultivates, manufactures, distributes, and retails cannabis products in California, Puerto Rico, and Colombia. It provides various types of extractions, formulations, and products specializing in BHO extraction, alchohol extraction, and CO2 extraction. The company is based in Vancouver, Canada.
48North Cannabis Corp.	48North Cannabis Corp. operates as a cannabis company in the female health and wellness market in Canada. The company, through its subsidiary, DelShen Therapeutics Corp., grows genetics and owns 800-acres land near Kirkland Lake, Ontario. 48North Cannabis Corp. is headquartered in Toronto, Canada.
Cannara Biotech Inc.	Cannara Biotech Inc. operates indoor cannabis cultivation facility in Canada. The company was founded in 2018 and is headquartered in St-Laurent, Canada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Harvest One Cannabis Inc.	Harvest One Cannabis Inc. develops and provides lifestyle and wellness products to consumers and patients in regulated markets worldwide. It operates through three segments: Cultivation, Medical and Nutraceutical, and Consumer. The company cultivates and distributes cannabis; and processes, manufactures, and distributes cannabis-based food supplement products in Europe. It is also involved in the marketing, distribution, and product development of liquid sleep shots and sleep powder packets. Harvest One Cannabis Inc. is headquartered in Vancouver, Canada.
1933 Industries Inc.	1933 Industries Inc., a cannabis company, engages in the cultivation and production of medical marijuana in the United States and Canada. The company produces, packages, and markets industrial hemp-based and cannabidiol (CBD) infused products, such as flowers and concentrates, as well as canna hemp, pet, and X products. It also offers CBD extraction services; and cannabis advisory services in security, intelligence, and due diligence. The company was formerly known as Friday Night Inc. and changed its name to 1933 Industries Inc. in September 2018. 1933 Industries Inc. was incorporated in 2008 and is headquartered in Chilliwack, Canada.
Smart Cannabis Corp.	Zerez Holdings Inc., through its subsidiary, Next Generation Farming, designs, builds, and manages commercial greenhouses and automation systems that improve yields and decrease water consumption for cultivators of organic food and cannabis crops. It also offers custom-designed greenhouses. Zerez Holdings Inc. was formerly known as Definitive Rest Mattress Company and changed its name to Zerez Holdings Inc. in April 2016. The company was founded in 2010 and is based in Roseville, California.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Tetra Bio-Pharma Inc.	Tetra Bio-Pharma Inc., a development stage company, engages in the development of bio pharmaceuticals and natural health products containing cannabis and other medicinal plant based elements in Canada. Its lead product is PPP001, a dried cannabis prescription drug for advanced cancer pain. The company is also developing other cannabis-based drugs for pain management; a series natural health products, including a topical product for pain management; an oral product line for cardiovascular disease prevention, athletic performance, and well-being; a topical product for skin care; a topical product for women; and Munchies B Gone gum. It has agreement with the Algorithme Pharma, Inc. to develop PPP001 drug; Aphria Inc. to produce medical Cannabis; IntelGenx Corp. for the development and commercialization of a drug product containing dronabinol; McGill University to develop consumer products containing cannabinoids; Panag Pharma Inc. to develop and commercialize novel cannabinoid based formulations for the treatment of pain and inflammation; the University of New Brunswick to focus on the biochemistry, medicinal use and pharmacology of cannabis, as well as the collaboration agreement with Ovensa Inc. to tackle brain cancer. The company was formerly known as GrowPros Cannabis Ventures Inc. and changed its name to Tetra Bio-Pharma Inc. in September 2016. Tetra Bio-Pharma Inc. is headquartered in Longueuil, Canada.
C21 Investments Inc.	C21 Investments Inc., an integrated cannabis company, cultivates, processes, and distributes cannabis and hemp-derived consumer products in the United States. The company owns Eco Firma Farms in Oregon. The company was formerly known as Curlew Lake Resources Inc. and changed its name to C21 Investments Inc. in November 2017. C21 Investments Inc. was incorporated in 1987 and is based in Vancouver, Canada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

General Cannabis Corp	General Cannabis Corp provides products and services to the regulated cannabis industry and non-cannabis customers in the United States. The company operates in four segments: Security and Cash Transportation Services (Security), Operations Consulting and Products (Operations), Consumer Goods and Marketing Consulting (Consumer Goods), and Capital Investments and Real Estate (Investments). The Security segment offers advanced security services, including on-site professional and cash transport to licensed cannabis cultivators and processing facilities, and retail shops; and security services to non-cannabis customers, such as hotels, apartment buildings, and retail. The Operations segment provides consulting services to the cannabis industry comprising obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. The Consumer Goods segment provides design, branding, and marketing strategy consulting services to the cannabis industry, including sourcing and selling customer-specific apparel and accessories. It offers T-shirts, hats, hoodies, and accessories through an online shop, cannabis and non-cannabis retailers, and specialty T-shirt and gift shops. The Investments segment provides loans or revolving lines of credit; leases real estate properties; and invests in businesses. The company was formerly known as Advanced Cannabis Solutions, Inc. and changed its name to General Cannabis Corp in June 2015. General Cannabis Corp was incorporated in 2013 and is headquartered in Denver, Colorado.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

mCig, Inc.	mCig, Inc. operates in the cannabis industry in the United States and internationally. The company operates through four segments: Cultivation, Manufacturing and Distribution (CMD); Retail Sales; Media and Technologies; and Agriculture. The CMD segment designs, develops, engineers, and constructs modular buildings and green houses that assist cannabis and herbal growers in the market, as well as offers consulting services in the cannabis industry. The Retail Sales segment engages in the retail, distribution, and online sale of electronic cigarettes, CBD products, and vaporizers, as well as supplies for cannabis distributors, growers, and dispensaries. The Media and Technologies segment operates 420cloud, a social platform for advertising services in the cannabis and cryptocurrency markets; and provides software solutions, Website development, and other social media services. The Agriculture segment is involved in planting and growing industrial hemp. mCig, Inc. offers financial and consulting services to cannabis and cryptocurrency markets. The company was formerly known as Lifetech Industries, Inc. and changed its name to mCig, Inc. in August 2013. mCig, Inc. was founded in 2010 and is headquartered in Las Jacksonville, Florida.
American Patriot Brands, Inc.	American Patriot Brands, Inc. focuses on cultivation, manufacture, and distribution of medicinal and recreational cannabis. The company is headquartered in Newport Beach, California.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

GrowGeneration Corp.	GrowGeneration Corp., through its subsidiaries, operates retail hydroponic stores. It offers farming soil, hydroponic equipment, lighting, plant nutrients, and various other products. The company serves home growers of organic vegetables and fruits, do-it yourselfers, and growers in the cannabis related markets. As of December 31, 2017, it operated 13 retail hydroponic/gardening stores, including 8 stores located in Colorado, 2 stores in California, 2 stores in Nevada, and 1 store in Washington. The company was formerly known as Easylife Corp. GrowGeneration Corp. was founded in 2008 and is based in Denver, Colorado.
Terra Tech Corp.	Terra Tech Corp. operates as a vertically integrated cannabis-focused agriculture company. The company operates in three segments: Herbs and Produce Products; Cannabis Dispensary, Cultivation and Production; and Real Estate and Construction. The Herbs and Produce Products segment offers hydroponic herbs and leafy greens products. The Cannabis Dispensary, Cultivation and Production segment operates medical marijuana retail and adult use dispensaries under the Blüm brand, which provides a selection of medical and adult use cannabis products, such as flowers, concentrates, and edibles; and produces and sells a line of medical and adult use cannabis flowers under the IVXX brand name, as well as a line of medical and adult use cannabis-extracted products comprising concentrates, cartridges, vape pens, and wax products in California and Nevada. Terra Tech Corp. was founded in 2010 and is headquartered in Irvine, California.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

Choom Holdings Inc.	Choom Holdings Inc., through its subsidiary, Medi-Can Health Solutions Ltd, engages in cultivating and selling cannabis for medical purposes and related products. The company was formerly known as Standard Graphite Corporation and changed its name to Choom Holdings Inc. in November 2017. Choom Holdings Inc. was incorporated in 2006 and is based in Vancouver, Canada.
EPHS Holdings, Inc.	EPHS Holdings, Inc., through its subsidiary, Emerald Plants Health Source Inc. intends to cultivate and distribute cannabis in Canada. It intends to secure a commercial cultivation license identified as a license for access to cannabis for medical purposes regulation. The company is based in Boynton Beach, Florida.
CannaGrow Holdings, Inc	CannaGrow Holdings, Inc. develops, designs, and builds grow facilities for legal cannabis industry in the State of Colorado. It offers design, permitting, development and construction, site management, staffing, research, and other professional services. The company was formerly known as BizAuctions, Inc. and changed its name to CannaGrow Holdings, Inc. in November 2014. CannaGrow Holdings, Inc. is based in Greenwood Village, Colorado.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

James E. Wagner Cultivation Corporation	James E. Wagner Cultivation Corporation, through its subsidiary, James E. Wagner Cultivation Ltd., engages in the cultivation and sale of medical cannabis in Canada. It offers cannatonic, rockstar kush, big laughing, and chemdawg products. The company was founded in 2007 and is based in Kitchener, Canada.
Biome Grow Inc.	Biome Grow Inc. focuses on cannabis growing business in Atlantic Canada region. It also operates Weed VR, a multi-platform virtual retail catalog system. The company is based in Toronto, Canada.
NewBridge Global Ventures, Inc.	NewBridge Global Ventures, Inc., through its subsidiaries, cultivates, manufactures, and distributes medical and recreational cannabis products in California. It also offers consulting services to cultivators, processors, and retail brands, as well as engages in the real estate holding business. The company is based in Alameda, California.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

MJ Holdings, Inc.	MJ Holdings, Inc., through its subsidiaries, operates medical marijuana businesses in Nevada. It also offers infrastructure, construction, cultivation management, production management, distribution consulting, and operating services to cultivation and production operators in the regulated cannabis industry. The company is headquartered in Las Vegas, Nevada.
Medicine Man Technologies, Inc.	Medicine Man Technologies, Inc. provides cultivation consulting services for cannabis growing technologies and methodologies. The company also provides licensing and seminar services. In addition, it engages in retail operations of cannabis products. The company was founded in 2014 and is based in Denver, Colorado.
Freedom Leaf, Inc.	Freedom Leaf, Inc. engages in vertically-integrated hemp and cannabis media businesses. It develops and sells hemp-based nutraceutical health, wellness, and longevity products, as well as cultivates, researches, and manufactures hemp products. The company markets and sells its plant-based wellness products under the Freedom Leaf, IRIE, and Hempology brands to retail health and wellness chains, and boutique retail establishments, as well as cross-markets its products through B2B and B2C entities. It also provides consulting services; advertisement services; educational seminars; licensing services; and magazine subscriptions, as well as sells branded products. In addition, the company is involved in contracting to brand, market, and sell their products and services. Freedom Leaf, Inc. has a strategic alliance agreement with Pura Naturals, Inc. for the supply of CBD health and beauty products. The company was formerly known as Arkadia International, Inc. and changed its name to Freedom Leaf, Inc. in November 2014. Freedom Leaf, Inc. was incorporated in 2013 and is headquartered in Las Vegas, Nevada.

Source: CapitalIQ

GUIDELINE PUBLIC COMPANY DESCRIPTIONS

CannaPharmaRX, Inc.	CannaPharmaRx, Inc. does not have significant operations. It intends to engage in acquisitions or joint ventures with a company or companies in the cannabis cultivation area. Previously, it was operated as a pharmaceutical company. The company is based in Irvine, California.
GTEC Holdings Ltd.	GTEC Holdings Ltd., through its subsidiaries, focuses on growing craft cannabis in purpose-built indoor facilities in Canada. The company is headquartered in Kelowna, Canada.
GB Sciences, Inc.	GB Sciences, Inc. focuses to be a technology and solution company that converts the cannabis plant into medicines, therapies, and treatments for various ailments. The company is developing technologies in plant biology, cultivation and extraction techniques, which are combined with biotechnology; and plans to produce medical-grade cannabis, cannabis concentrates, and cannabinoid therapies. GB Sciences, Inc. has an agreement with Growblox Sciences, Puerto Rico, LLC that grants the right to its technology and intellectual property. The company was formerly known as Growblox Sciences, Inc. and changed its name to GB Sciences, Inc. in October 2016. GB Sciences, Inc. was incorporated in 2001 and is based in Las Vegas, Nevada.

Source: CapitalIQ


Scalar
Zak Nugent
CEO
zak.nugent@scalar.io
Matt Fix, CFA
Senior Associate
mfix@scalar.io

May 3, 2019

Jonathan Gilbert
Chairman of the Board
Exactus, Inc. (OTC:EXDI)
80 NE 4th Avenue
Del Ray Beach, FL 33483

Dear Mr. Jonathan Gilbert,

As per our engagement letter dated March 4, 2019 (the "Engagement Letter"), the Board of Directors of Exactus, Inc. (OTC:EXDI) (herein referred to as "Exactus," "EXDI," or the "Company") retained Scalar, LLC (herein referred to as "Scalar," "we", "our", or "us") as an independent, qualified financial advisor to provide an opinion ("Opinion") as to the fairness, from a financial point of view, to the Company of the Transaction Consideration (as defined below) in connection with the proposed transactions between the Company and Ceed2Med, LLC ("C2M" or "Ceed2Med"), between the Company and Exactus One World, LLC ("EOW"), and among the Company and Shea Thomas McInvale and Adam Popejoy (the "Members") (together, the "Transaction").

Overview of the Transaction:

Scalar has been informed that Exactus and C2M plan to enter into a Management and Services Agreement effective March 1st, 2019 (the "Rights Purchase Agreement"). Based on the information provided by the Company, we understand that the structure of the Rights Purchase Agreement involves the assignment to Exactus of C2M's right to purchase a fifty and one tenth percent (50.1%) membership interest in EOW in exchange for shares of EXDI convertible preferred stock, for an estimated total consideration value of $2.6 million (the "Rights Purchase Consideration").

Scalar has been informed that Exactus and EOW entered into a Subscription Agreement dated March 1st, 2019 (the "Subscription Agreement"). Based on the information provided by the Company, we understand that the structure of the Subscription Agreement involves the assignment to Exactus of a thirty percent (30%) membership interest in EOW ("Subscription") in exchange for cash consideration of $2.7 million (the "Subscription Consideration").

Scalar has been informed that Exactus and the Members entered into a Purchase Agreement dated March 4th, 2019 (the "Secondary Purchase Agreement"). Based on the information provided by the Company, we understand that the structure of the Secondary Purchase Agreement involves the assignment to Exactus of the Members' combined twenty and one tenth percent (20.1%) membership interest in EOW in exchange for a $1.3 million cash consideration and 7,500,000 shares of EXDI Common Stock, $450,000 of EXDI Restricted Common Stock Units, and 500,000 Common Stock Options, for an estimated total consideration value of $3.0 million (the "Secondary Purchase Consideration").

The Company, as party to each of the prior transactions, incurs a Rights Purchase Consideration of an estimated $2.6 million, a Subscription Consideration of $2.7 million, and a Secondary Purchase Consideration of an estimated $3.0 million, for a total Transaction Consideration of $8.3 million in cash and stock (the "Transaction Consideration").

Scalar's Procedures and Processes:

In arriving at our Opinion, Scalar performed the following procedures, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we:

1) Discussed the rationale, timeline, and process leading up to the execution of the Secondary Purchase Agreement and Subscription Agreement as well as the operations, financial conditions, future prospects, and projected operations, and performance of EOW with the following individuals:
   a) Philip J. Young, Chief Executive Officer of Exactus;
   b) Emiliano Aloi, President of Exactus and co-Founder of C2M; and
   c) Andrew Johnson, Chief Strategy Officer of Exactus;
2) Reviewed the draft Secondary Purchase Agreement;
3) Reviewed the draft Rights Purchase Agreement;
4) Reviewed the draft Subscription Agreement;
5) Reviewed the draft EOW Amended and Restated Company Agreement;
6) Reviewed the signed Subscription Agreement;
7) Reviewed the signed Secondary Purchase Agreement;
8) Reviewed the signed EOW Amended and Restated Company Agreement;
9) Reviewed EOW's projected financial statements (the "Forecast") prepared and provided by Exactus Management related to the estimated future cash flows of EOW (including Exactus Management's views of the risks and uncertainties in achieving such projections);
10) Reviewed certain assumptions in the Forecast for reasonableness;
11) Analyzed relevant, publicly available information related to the industrial hemp production and CBD industry in general; and
12) Performed other analyses, reviewed other information, and considered other factors we deemed appropriate for providing the Opinion.

Limiting Conditions and Assumptions:

In performing our analysis and rendering this Opinion with respect to the Transaction Consideration, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us inaccurate, incomplete or misleading.

Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such

information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Exactus as to the expected future results of operations and financial condition of EOW and its programs. We assume no responsibility for and express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied upon, with your consent, the assumptions of the management of the Company and third party data sources, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Transaction, and that the Company has been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law in connection with the Transaction have been duly, validly and timely taken.

In arriving at our Opinion, we have assumed that the executed transaction documents will not be modified or amended in any material aspects. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Rights Purchase Agreement, Subscription Agreement, and Secondary Purchase Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Rights Purchase will be consummated pursuant to the terms of the Rights Purchase Agreement without amendments thereto, (iv) the Subscription will be consummated pursuant to the terms of the Subscription Agreement without amendments thereto, (v) the Secondary Purchase will be consummated pursuant to the terms of the Secondary Purchase Agreement without amendments thereto, (vi) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder, and (vii) there has been no material change in the assets, financial condition, business or prospects of Exactus or EOW since the date of the most recent financial statements and other information made available to us. Additionally, we have assumed that all necessary governmental and regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect Exactus or the contemplated benefits to the parties of the Transaction.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of either Exactus or EOW, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of Exactus under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this Opinion were going concern analyses, assuming the Transaction was consummated. We express no opinion regarding the liquidation value of Exactus or EOW. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Exactus or EOW is a party or may be subject, and at the direction of Exactus and with its consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that none of Exactus or EOW is party to any material pending transaction, including without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

This Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to update, reaffirm or revise

this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof, or any change in facts or circumstances that occur after the date hereof, and do not have any obligation to update, revise or reaffirm this Opinion.

We have been engaged by Exactus to act as its financial advisor and we will receive a fee from Exactus for providing our services. We will also receive a fee for rendering this Opinion. No portion of these fees is refundable or contingent upon the consummation of a transaction or the conclusion reached in this Opinion. Pursuant to the Engagement Letter, Scalar's professional fees for the engagement are $85,000, with a retainer of $42,500 due before work began and $42,500 due before delivery of the final opinion. Exactus has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We may, in the future, provide financial advisory and valuation services to Exactus and may receive fees for the rendering of such services.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain our independence. While under no obligation to do so, Scalar utilizes a fairness committee to approve fairness opinions in accordance with industry best practices. The fairness committee meets to scrutinize the financial analyses and the associated conclusions. Scalar's fairness committee is comprised of several professionals with diverse backgrounds in finance and valuation. The fairness committee is further comprised of members of the deal team and other Scalar professionals.

This Opinion is provided to the Board of Directors of Exactus in connection with its evaluation of the Transaction and is not intended to be, and does not constitute, a recommendation to any stockholder of Exactus as to how such stockholder should act or vote with respect to the Transaction or any other matter. This Opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us or this Opinion be made, without our prior written approval.

This Opinion addresses solely the fairness to the Company of the Transaction Consideration, from a financial point of view, and does not address any other terms or agreements relating to the Transaction or any other provisions of the Rights Purchase Agreement, Subscription Agreement, and Secondary Purchase Agreement or rights or obligations of any party set out in the Rights Purchase Agreement, Subscription Agreement, and Secondary Purchase Agreement. We were not requested to opine as to, and this Opinion does not address, the basic business decision to proceed with or effect the Transaction, the market prices of the equity, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Exactus and EOW, or the fairness of the Transaction to any other class of securities, creditor or other constituency of Exactus.

Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Transaction, or any class of such persons, relative to the consideration to be paid in the Transaction or with respect to the fairness of any such compensation. This letter should not be constructed as creating any fiduciary duty of Scalar to any other party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Based upon and subject to the foregoing, it is our opinion that the Transaction Consideration is fair, from a financial point of view, to the Company as of March 4, 2019.

Sincerely,

Scalar, LLC

Scalar, LLC
Date: May 3, 2019